Bureau Veritas Reference: 21008457 6th October 2021

REPORT OF	:	**AUDIT**
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	30th September 2021
AUDIT COMMENCED	:	6th October 2021
AUDIT COMPLETED	:	6th October 2021

This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary:

The table below sets out the results for the Audit of Gold bullion, at the above named custodian's location, as at the close of business 30th September 2021.

	Number of Bars	Fine weight	
ADVISED	783	311,965.489	Tr.oz
FOUND	783	311,965.489	Tr.oz
VARIANCE	0	0.000	Tr.oz

All bars were deemed to be London Good Delivery Large Gold Bars, said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure:

1. Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2. Visually audited each bar for the bar number, year, refiner brand and purity.

3. Verified that the number of bars for each individual batch or pallet matched the records supplied by the Custodian and Administrator.

4. Compared the records of the Custodian against those provided by the Administrator and verified that the bullion bars are held in the name of the applicable account.

Bureau Veritas Commodities UK Ltd
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Witham
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UK

T: +44 (0) 1376 536800
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5. Check weighed a random selection of bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6. Reconciled the weights reported, as per the paperwork supplied by the Custodian and the Administrator.

7. Reconciled the physical movement of bars, which occurred during the inspection period, and the completion date of the audit.

8. Reported any non-conformity discovered by the above procedures, back to the Administrator.

Non-Conformity:
There were no physical or administrative non-conformities, identified in respect of the gold bars held by the custodian, as at close of business 30th September 2021, for the above numbered account.

Weighing:
JP Morgan Chase Bank, N.A., London provided the scales used for audit.
The calibration date below is the external calibration date. The scales were calibrated with standard weights prior to weighing.

Scales used:

- Manufacturer: Sartorius
- Model Number: GBB14202S
- Serial Number: 26003312
- Calibration date: 29th March 2021
- Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of,
BUREAU VERITAS COMMODITIES UK LTD

K. Whybrow

Kim Whybrow

Bureau Veritas Commodities UK Ltd
2 Perry Road
Witham
CM8 3TU
UK

T: +44 (0) 1376 536800
E: CTDMMOpsUK@bureauveritas.com
www.bureauveritas.com

Registered in England
04966988
VAT no. GB 725 4402 54

Bureau Veritas Registered Office
Suite 206, Fort Dunlop
Fort Parkway
Birmingham
B24 9FD